Exhibit 99.1

            Southwest Water Company Declares Cash Dividends

    LOS ANGELES--(BUSINESS WIRE)--March 9, 2006--Southwest Water Company (NASDAQ:SWWC) today announced quarterly cash dividends of $0.0524 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on April 20, 2006, to stockholders of record as of March 30, 2006. The company noted that the common stock cash dividend is effectively unchanged from last quarter's cash dividend, after considering the impact of the 5% stock dividend distributed to stockholders in January 2006.
    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com